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Exhibit 23(a)

Consent of Independent Certified Public Accountants

        We consent to the reference to our firm under the caption "Independent Public Accountants" in the Registration Statement (Amendment No. 2 to Form S-4 No. 333-66480) and related Prospectus of Magellan Health Services, Inc. for the registration of $250,000,000 of its debt securities and to the incorporation by reference therein of our report dated February 22, 2002, with respect to the financial statements of Choice Behavioral Health Partnership included in its Annual Report (Form 10-K/A) for the year ended September 30, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida
August 23, 2002

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Consent of Independent Certified Public Accountants